Exhibit 99-2

KEMET Announces Reactivation of Share Buyback Program

Greenville, South Carolina (February 1, 2008) - KEMET Corporation (NYSE:KEM) today announced that it is reactivating its share buyback program.  Under the terms of the approval by its Board of Directors, the Company is authorized to repurchase up to 5.9 million shares of its common stock representing approximately 7.0 % of its outstanding shares.

The repurchases will be funded from existing cash and will be effected from time to time in accordance with applicable securities laws through the open market, and in such amounts as management deems appropriate based upon general market and economic conditions.

The repurchased shares will be accounted for as treasury shares and may be used for general corporate purposes.

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, aluminum, film and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.